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                                                                     Exhibit 5.1



                         [LATHAM & WATKINS LETTERHEAD]



                                  May 8, 1998



Tegal Corporation
2201 South McDowell Boulevard
P.O. Box 6020
Petaluma, California 94955-6020

               Re:    Tegal Corporation
                      1,745,813 shares of Common Stock, par value $.01 per share

Ladies/Gentlemen:

               In connection with the registration of 1,745,813 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Tegal Corporation, a Delaware corporation (the "Company"), issued to a certain stockholder (the "Selling Stockholder") of the Company, under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on May 8, 1998 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

               In our capacity as your special counsel in connection with such registration, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion, except where a statement is qualified as to knowledge or awareness, in which case we have made no or limited inquiry as specified below.



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LATHAM & WATKINS

Tegal Corporation
May 8, 1998
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               In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

               We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

               We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state. In rendering the opinion below, we have also relied on the opinion of Richards, Layton & Finger dated as of October 24, 1995, the Company's special counsel in connection with the domestication of the Company in the State of Delaware and the opinion of Conyers, Dill and Pearman dated as of October 24, 1995, the Company's Bermuda counsel.

               Whenever a statement herein is qualified by "to our knowledge" or a similar phrase, it is intended to indicate that those attorneys in this firm who have rendered legal services in connection with the above transactions do not have current actual knowledge of the inaccuracy of such statement. However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of any such statement, and no inference that we have any knowledge of any matters pertaining to such statement should be drawn from our representation of the Company.

               Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized, validly issued and, to our knowledge, are fully paid and nonassessable.

               We consent to your filing this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Latham & Watkins